Levi Strauss & Co. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Mark Cazares
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-Relations@levi.com		NewsMediaRequests@levi.com

Levi Strauss & Co. Appoints John Vandemore as Chief Financial Officer

Brings More Than 25 Years of Strong Financial Leadership Experience in Consumer-Facing Industries

SAN FRANCISCO – September 30, 2026 – Levi Strauss & Co. (LS&Co.) (NYSE: LEVI) today announced the appointment of John Vandemore as Executive Vice President and Chief Financial Officer, effective November 1, 2026.

“We are thrilled to welcome John at a pivotal moment for our company,” said Michelle Gass, President and Chief Executive Officer of Levi Strauss & Co. “We are building a more direct-to-consumer business, unlocking the full potential of the Levi’s® brand and transforming LS&Co. into the world’s leading denim lifestyle retailer. John’s deep financial, operational and consumer experience, combined with his proven ability to help global brands scale and grow profitably, makes him the ideal partner to help us realize our ambition of becoming a $10 billion company.”

Vandemore’s experience includes more than 25 years of finance leadership experience across global consumer, retail and entertainment businesses. He joins the company from Skechers U.S.A., Inc., where he has served as Chief Financial Officer for the past nine years and led Skechers’ global financial organization while also providing oversight of the company’s operations functions. With Vandemore as CFO, Skechers grew to become the world’s third-largest footwear brand, with a presence in over 180 countries, operating across both wholesale and direct-to-consumer channels, including more than 5,000 retail stores globally. During this time, Skechers nearly tripled revenues to over $9 billion while driving strong margin expansion.

“LS&Co. is an iconic company with an unmatched heritage, a globally renowned brand and a clear strategy that is delivering strong momentum and results,” Vandemore said. “I have long admired the Levi’s® brand and am excited to join Michelle and the team and contribute to strengthening consumer connections, accelerating profitable growth and creating long-term value for all stakeholders.”

In April 2026, the company announced Executive Vice President and Chief Financial & Growth Officer (CFGO) Harmit Singh’s intent to retire from the company after a planned transition period. Singh will remain in his current role as CFGO until Vandemore joins LS&Co. and then will remain a Special Advisor to the company through November 30, 2026, to ensure a smooth transition.

About John Vandemore

John Vandemore is a seasoned consumer industry leader with more than 25 years of finance and operational experience. Most recently, Vandemore served as Chief Financial Officer of Skechers U.S.A., Inc. for the last nine years, overseeing the global finance function including accounting, data and analytics, financial planning, investor relations, tax and treasury. He also provided oversight to the company’s supply chain, digital and IT functions. Prior to joining Skechers, Vandemore served as Executive Vice President and Chief Financial Officer, Global Brands and Commercial Sales, of Mattel, Inc. He also previously served as Chief Financial Officer and Treasurer of International Game Technology and in finance and operational leadership roles at The Walt Disney Company, including as Chief Financial Officer of Walt Disney Imagineering. Earlier in his career, Vandemore served in a variety of finance roles at AlixPartners, LLC, Goldman Sachs & Co. and Deloitte & Touche LLP. John began his career at PricewaterhouseCoopers.

Vandemore holds a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree from the University of Notre Dame.

About Levi Strauss & Co.

Levi Strauss & Co. (LS&Co.) is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Levi Strauss Signature™ and Beyond Yoga® brands. Its products are sold in approximately 120 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,300 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2025 net revenues were $6.3 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.